For Immediate Release

U.S. ENERGY CORP. REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

RIVERTON, Wyoming – November 8, 2010 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”) reported its highlights and financial results for the third quarter ended September 30, 2010.  USEG is a natural resources exploration and development company with interests in molybdenum, oil and gas, geothermal, and real estate assets.

Selected Highlights for the Third Quarter and Period Subsequent to September 30, 2010

Production volumes for the third quarter of 2010 were 1,246 barrels of oil equivalent (BOE) per day which is an all time high for quarterly production.  Our production was therefore up 427% from 292 BOE per day in the third quarter of 2009 and up 13% from 1,098 BOE in the second quarter of 2010.   Production volumes for the first nine months of 2010 averaged 1,225 barrels of oil equivalent (BOE) per day up 455% from 269 BOE per day in the first nine months of 2009.  At September 30, 2010, we had 16 gross (6.03 net) producing wells, up from 3 gross (0.48 net) at September 30, 2009.

The following summarizes our Williston Basin activity during the quarter:

•
Successfully completed wells 10 and 11, the Sedlacek Trust 33-4 #1H and Sukut 28-33 #1H, under our 15 initial well DPA with Brigham in the Williston Basin in North Dakota.  The two wells averaged initial production rates of 2,327 BOE/D during early 24 hour flow back periods;

•
Successfully completed a Three Forks formation test well, the State 36-1 #2H, with an initial production rate of 2,356 BOE/D during an early 24 hour flow back period.  Further testing and positive infill results could delineate the potential to drill up to 44 additional Three Forks wells once infill spacing is defined;

•	Drilled initial well 12, the Kalil Farms 14-23 #1H and infill wells Brad Olson #2H and Brad Olson #3H.

Subsequent to quarter end, the Brad Olson #2H, was successfully completed as our first Bakken infill well with an initial production rate of 2,717 BOE/D during an early 24 hour flow back period.  The well was monitored with a micro-seismic array to evaluate the frac wing performance and to determine optimal spacing for the remaining well or wells in the unit.  If results indicate that additional wells (more than three as currently allowed in this unit) may be required to effectively drain the spacing units, USE’s Bakken drilling inventory could increase sequentially from 28 gross additional wells as presently anticipated.

Press Release
November 8, 2010

We expect that the Brad Olson #3H and Kalil Farms 14-23 #1H wells will be completed in the fourth quarter of 2010. Wells 13 and 14 under the DPA with Brigham (MacMaster 11-2 #1H, Lloyd 34-3 #1H) are currently being drilled.  The Hovde 33-4 #1H well, the 15th initial well, is expected to be drilled by year end.

In our Gulf Coast operations, we successfully completed the ALMI # 8 well, operated by PetroQuest Energy, L.L.C. ("PetroQuest") (NYSE:PQ) and located in the South Chauvin Field in Terrebonne Parish, Louisiana. The well encountered approximately 64 feet (TVD) of net pay (Miocene sand) in two zones.   Production began in mid-August in the lower zone of the well, with initial production rates in the range of 3.5 MMCFE per day (~580 BOE/D).  This production comes from approximately 14 feet of net pay in the lower zone; production is expected to move to the upper zone in approximately 12 months, where approximately 50 feet of net pay was encountered and daily production rates are expected to be in the 10 MMCE per day (~1,650 BOE/D) range.  Our working and net revenue interests in this high impact well are 50% and 36%, respectively.

In July 2010, we closed of a $75 million senior secured revolving credit facility with BNP Paribas.  The initial borrowing base under the Credit Facility was $12 million.  In early October, our borrowing base was increased to $18.5 million.

In November, 2010, we entered into an acquisition, exploration and development agreement with private Denver, Colorado-based Cirque Resources LP ("Cirque") to acquire a 40% working interest in an oil and gas prospect located in Kern County, California.  The prospect is a Miocene target in the San Joaquin basin with an expected total drilling depth of approximately 13,000 feet. The commitment well is targeting up to 300 feet of layered Stevens Sands in a stratigraphic trap on the flank of a prolific oil producing field in the basin. Cirque is the operator of the project and the commitment well is planned to be spud in the fourth quarter of 2010.

Financial Highlights

Primarily due to increased oil and gas sales, total revenues for the third quarter of 2010 were $6.4 million, as compared to $1.4 million during the third quarter of 2009.  Total revenues for the first nine months of 2010 were $21.5 million, as compared to $4.3 million during the first nine months of 2009.

Cash flows from operations for the first nine months of 2010 were $12.3 million, as compared to $2.8 million during the first nine months of 2009.  At September 30, 2010, we had $1.48 per outstanding common share in cash, equivalents and U.S. Treasury Bills.

The Company recorded a net loss for the third quarter of 2010 of $0.2 million ($0.01 per diluted share) versus a net loss of $1.7 million ($0.09 per diluted share) for the same period of 2009.  Our reported net income for the nine months ended September 30, 2010 was $1.2 million ($0.04 per diluted share) versus a loss of $7.0 million ($0.33 per diluted share) for the same period of last year.

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Press Release
November 8, 2010

The following table sets forth selected financial information for the nine months ended September 30, 2010 and the relevant period in 2009:

U.S. ENERGY CORP.
(Unaudited)
(Amounts in thousands, except per share amounts)

	September 30,	December 31,
	2010	2009
Balance Sheet:
Cash, equivalents & treasury	$39,656	$55,462
Current assets	$46,266	$62,100
Current liabilities	$7,454	$8,672
Working capital	$38,812	$53,428
Total assets	$148,802	$146,723
Long-term obligations	$1,731	$1,573
Shareholders' equity	$131,932	$129,133

	For the nine months through September 30,
	2010	2009
Income Statement:
Operating revenues	$21,537	$4,284
Income (loss) from continuing operations	$171	$(7,917)
Other income & (expenses)	$1,340	$(346)
Income taxes	$(349)	$1,287
Net income/(loss)	$1,162	$(6,976)
Net income/(loss) per share
Basic	$0.04	$(0.33)
Diluted	$0.04	$(0.33)
Shares outstanding
Basic	26,693,710	21,416,869
Diluted	27,743,396	21,416,869

Press Release
November 8, 2010

Forward-Looking Statements

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,"”target,” “goal,” or similar expressions.  Forward looking statements in this release relate to, among other things, USE’s drilling of wells with Brigham Exploration, Houston Energy, Yuma, PetroQuest, Cirque, and other partners, its ownership interests in those wells and their expected costs, and the oil and natural gas targets or goals for the wells.  There is no assurance that any of the wells (referenced in this press release) will be economic. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company’s filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2009 and the Form 10-Q filed August 9, 2010.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com